Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Number 333-192842

The Kroger Co.

Pricing Term Sheet
Dated October 21, 2014

2.95% Senior Notes due 2021

Issuer:	The Kroger Co.
Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB
Security Type:	Senior Notes
Trade Date:	October 21, 2014
Settlement Date:	October 28, 2014 (T+5)
Maturity Date:	November 1, 2021
Interest Payment Dates:	May 1 and November 1, commencing on May 1, 2015
Principal Amount:	$500,000,000
Coupon:	2.95%
Price to Public:	99.968%
Benchmark Treasury:	UST 2.125% due September 30, 2021
Benchmark Treasury Price / Yield:	101-24 / 1.855%
Spread to Benchmark Treasury:	T + 110 bps
Yield to Maturity:	2.955%
Make-Whole Call:	Treasury Rate plus 20 basis points (prior to October 1, 2021)
Par Call:	On or after October 1, 2021 (one month prior to maturity)
CUSIP/ISIN:	501044 CZ2 / US501044CZ28
Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC Citigroup Global Markets Inc. RBS Securities Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. Goldman, Sachs & Co. PNC Capital Markets LLC RBC Capital Markets, LLC Santander Investment Securities Inc. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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